DIAMOND HILL SECURITIZED CREDIT FUND

(the “Fund”)

Supplement dated April 24, 2026

to the Prospectus Dated February 28, 2026

On April 22, 2026, First Eagle Investment Management, LLC acquired Diamond Hill Investment Group, Inc., the parent of Diamond Hill Capital Management, Inc. (the “Adviser”), the investment adviser to the Fund (the “Transaction”). The Adviser, now operating as a wholly-owned subsidiary of Diamond Hill Investment Group, Inc., which in turn, is a wholly-owned subsidiary of First Eagle Investment Management, LLC, continues to provide investment advisory services as the investment adviser to the Fund without interruption. The Transaction is not expected to result in any change of the portfolio management of the Fund or in the Fund’s investment objectives or policies.

At a special meeting of shareholders of the Fund held on April 17, 2026, shareholders approved a new investment management agreement and elected nine new Trustees to serve as the Board of Trustees of the Fund (the “Board”).

The Board and the new investment management agreement, which is substantially similar to the prior agreement, became effective as of the Transaction closing and will provide for continuation of the Fund’s investment program without interruption.

The paragraph titled Board of Trustees in the MANAGEMENT OF THE FUND section beginning on page 21 is deleted and replaced with the following:

Pursuant to the Fund’s Agreement and Declaration of Trust (“Declaration of Trust”) and the Fund’s By-Laws (“By-Laws”), the Fund’s business and affairs are managed under the direction of the Board, which has overall responsibility for monitoring and overseeing the Fund’s management and operations. The Board consists of nine members, seven of who are not “interested persons” as that term is defined in the Company Act (“Independent Trustees”). The Trustees are subject to removal or replacement in accordance with Delaware law and the Declaration of Trust. The Trustees serving on the Board have each been elected by the Shareholders. The SAI provides additional information about the Trustees.

The first paragraph of THE INVESTMENT ADVISER section beginning on page 22 is deleted and replaced with the following:

Diamond Hill Capital Management, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 is the investment adviser for the Fund. The Adviser is a wholly-owned subsidiary of First Eagle Investment Management, LLC (“First Eagle”). First Eagle is an investment adviser that services mutual funds, exchange traded funds, interval funds and other pooled vehicles and client accounts directly or through its investment adviser subsidiaries. In addition to the Adviser, First Eagle’s investment adviser businesses operate under the names First Eagle Investments and Napier Park.

The following subsection is hereby added to the CONFLICTS OF INTEREST section beginning on page 24:

Conflicts of Interest Relating to Affiliates

Because the Adviser is part of the First Eagle organization, a controlling interest in which is owned by private equity funds managed by Genstar Capital, LLC (“Genstar”), the Adviser must manage conflicts of interest that may arise in connection with dealings the Fund may have with First Eagle, Genstar or businesses or funds, clients or portfolio companies associated with them. Other dealings may be more completely restricted. For example, the Fund may not be able to buy or sell securities or other property directly to or from First Eagle, Genstar or their associated accounts. There also may be limits on participation in underwritings or other securities offerings by funds, accounts or portfolio companies associated with other affiliates. The breadth of these affiliations at times may require the Fund to abstain from or restructure an otherwise attractive investment opportunity.

1

Investments in portfolio companies associated with Genstar may be restricted by the Company Act. To the extent such investments are permitted, and the Fund invests in such a portfolio company (a portfolio company generally referring to a company owned by private equity funds managed by Genstar), conflicts of interest may arise from the presence of Genstar representatives on the company board or the payment of compensation by the company to Genstar or an affiliate. Moreover, the Adviser could have an incentive to allocate the Fund’s assets to such a portfolio company since affiliates of the Adviser have a direct or indirect financial interest in its success. There also may be instances where First Eagle or Genstar could be involved in bankruptcy proceedings of current investments or of issuers in which the Fund would otherwise invest, with potentially divergent interests as between the Fund and these affiliates.

YOU SHOULD READ THIS SUPPLEMENT IN CONJUNCTION WITH THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION. PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.

2

DIAMOND HILL SECURITIZED CREDIT FUND

(the “Fund”)

Supplement dated April 24, 2026

to the Statement of Additional Information Dated February 28, 2026

On April 22, 2026, First Eagle Investment Management, LLC acquired Diamond Hill Investment Group, Inc., the parent of Diamond Hill Capital Management, Inc. (the “Adviser”), the investment adviser to the Diamond Hill Funds (the “Transaction”). The Adviser, now operating as a wholly-owned subsidiary of Diamond Hill Investment Group, Inc., which in turn, is a wholly-owned subsidiary of First Eagle Investment Management, LLC, continues to provide investment advisory services as the investment adviser to the Fund without interruption. The Transaction is not expected to result in any change of the portfolio management of the Fund or in the Fund’s investment objectives or policies.

At a special meeting of shareholders of the Fund held on April 17, 2026, shareholders approved a new investment management agreement and elected nine new Trustees to serve as the Board of Trustees of the Fund (the “Board”).

The Board and the new investment management agreement, which is substantially similar to the prior agreement, became effective as of April 22, 2026, and will provide for continuation of the Fund’s investment program without interruption.

The Board approved the appointment of Trustee Emeritus positions, the election of committee chairs and the election of officers by written consent on April 22, 2026.

Accordingly, the information in this supplement modifies or replaces information in the Fund’s Statement of Additional Information dated February 28, 2026.

The MANAGEMENT OF THE FUND section beginning on page 44 is deleted in its entirety and replaced with the following information.

TRUSTEES AND OFFICERS

INDEPENDENT TRUSTEES (1)

Name, Address(2) and Age	Position(s) Held with the Fund	Term of Office(3) and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in the Fund Complex(4) Overseen by Trustee	Other Directorships/ Trusteeships Held by Trustee During Past Five (5) Years
Candace K. Beinecke (born November 1946)*	Trustee (Chair)	April 2026 to present	Senior Counsel, Hughes Hubbard & Reed LLP; prior to April 2017, Chair, Hughes Hubbard & Reed LLP	32

Trustee, First Eagle Funds (Chair) (11 portfolios); Trustee, First Eagle Variable Funds (Chair) (1 portfolio); Trustee, First Eagle Credit Opportunities Fund (Chair); Trustee, First Eagle Real Estate Debt Fund (Chair); Trustee, First Eagle Tactical Municipal Opportunities Fund (Chair); Trustee, First Eagle Completion Fund Trust (Chair) (1 portfolio); Trustee, First Eagle ETF Trust (Chair) (2 portfolios); Diamond Hill Funds; Lead Trustee Vornado Realty Trust; Trustee and Co-Chair, Metropolitan Museum of Art; Director, Partnership for New York City

Peter W. Davidson (born May 1959)	Trustee	April 2026 to present	Chief Executive Officer, Aligned Climate Capital LLC; prior to January 2019, Chief Executive Officer, Aligned Intermediary; prior to June 2015, Executive Director of the Loan Program Office at the U.S. Department of Energy	32	Trustee, First Eagle Funds (11 portfolios); Trustee, First Eagle Variable Funds (1 portfolio); Trustee, First Eagle Credit Opportunities Fund; Trustee, First Eagle Real Estate Debt Fund; Trustee, First Eagle Tactical Municipal Opportunities Fund; Trustee, First Eagle Completion Fund Trust (1 portfolio); Trustee, First Eagle ETF Trust (2 portfolios); Diamond Hill Funds; Board member, BrightNight Holding; Summit Ridge Energy; Chairman, JM Kaplan Fund; Chairman, Green-Wood Cemetery; Board member, Nyle Water Systems; Member, Aligned Climate Capital LLC

Name, Address(2) and Age	Position(s) Held with the Fund	Term of Office(3) and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in the Fund Complex(4) Overseen by Trustee	Other Directorships/ Trusteeships Held by Trustee During Past Five (5) Years
Jean D. Hamilton (born January 1947)	Trustee	April 2026 to present	Private Investor/Independent Consultant/Member, Brock Capital Group LLC	32	Trustee, First Eagle Funds (11 portfolios); Trustee, First Eagle Variable Funds (1 portfolio); Trustee, First Eagle Credit Opportunities Fund; Trustee, First Eagle Real Estate Debt Fund; Trustee, First Eagle Tactical Municipal Opportunities Fund; Trustee, First Eagle Completion Fund Trust (1 portfolio); Trustee, First Eagle ETF Trust (2 portfolios); Diamond Hill Funds; Chairman, Investment Committee, Thomas Cole National Historic Site; Member, Investment Advisory Committee, Liz Claiborne and Art Ortenberg Foundation; prior to June 2012, Director, Four Nations; prior to May 2022, Director, RenaissanceRe Holdings Ltd
William M. Kelly (born February 1944)	Trustee	April 2026 to present	Private Investor	32	Trustee, First Eagle Funds (11 portfolios); Trustee, First Eagle Variable Funds (1 portfolio); Trustee, First Eagle Credit Opportunities Fund; Trustee, First Eagle Real Estate Debt Fund; Trustee, First Eagle Tactical Municipal Opportunities Fund; Trustee, First Eagle Completion Fund Trust (1 portfolio); Trustee, First Eagle ETF Trust (2 portfolios); Diamond Hill Funds; Trustee Emeritus, St. Anselm College
Paul J. Lawler (born May 1948)	Trustee	April 2026 to present	Private Investor	32	Trustee, First Eagle Funds (11 portfolios); Trustee, First Eagle Variable Funds (1 portfolio); Trustee, First Eagle Credit Opportunities Fund; Trustee, First Eagle Real Estate Debt Fund; Trustee, First Eagle Tactical Municipal Opportunities Fund; Trustee, First Eagle Completion Fund Trust (1 portfolio); Trustee, First Eagle ETF Trust (2 portfolios); Diamond Hill Funds; Trustee Emeritus, The American University in Cairo; Trustee, registered investment company advised by affiliates of Blackstone Inc. (1 portfolio); Director, Historic Eastfield Foundation
Mandakini Puri (born February 1960)	Trustee	April 2026 to present	Independent Consultant and Private Investor; prior to May 2013, Managing Director and Co-Head of BlackRock Private Equity	32	Trustee, First Eagle Funds (11 portfolios); Trustee, First Eagle Variable Funds (1 portfolio); Trustee, First Eagle Credit Opportunities Fund; Trustee, First Eagle Real Estate Debt Fund; Trustee, First Eagle Tactical Municipal Opportunities Fund; Trustee, First Eagle Completion Fund Trust (1 portfolio); Trustee, First Eagle ETF Trust (2 portfolios); Diamond Hill Funds; Trustee, Vornado Realty Trust; Director, Alexander’s Inc.; Trustee, V&A Americas Foundation; prior to June 2021, Member, Wharton School Graduate Executive Board; prior to June 2018, Director, Validus Holdings

Name, Address(2) and Age	Position(s) Held with the Fund	Term of Office(3) and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in the Fund Complex(4) Overseen by Trustee	Other Directorships/ Trusteeships Held by Trustee During Past Five (5) Years
Scott Sleyster (born January 1960)	Trustee	April 2026 to present	Retired; Prior to February 2025, Executive Vice President and Head of Market Competitiveness at Prudential Financial	32	Trustee, First Eagle Funds (11 portfolios); Trustee, First Eagle Variable Funds (1 portfolio); Trustee, First Eagle Credit Opportunities Fund; Trustee, First Eagle Real Estate Debt Fund; Trustee, First Eagle Tactical Municipal Opportunities Fund; Trustee, First Eagle Completion Fund Trust (1 portfolio); Trustee, First Eagle ETF Trust (2 portfolios); Diamond Hill Funds; Board of directors, North Star Academy; Trustee, Princeton Theological Seminary; Member of Columbia University’s Climate Board of Advisors

(1)	Trustees who are not “interested persons” of the Fund as defined in the Company Act.
(2)	The address for the Trustee is 325 John H. McConnell Blvd., Suite 200, Columbus, Ohio 43215.
(3)	The term of office of each Independent Trustee is indefinite.
(4)	The “Fund Complex” includes the Fund, Diamond Hill Funds, First Eagle ETF Trust, First Eagle Funds, First Eagle Variable Funds, First Eagle Credit Opportunities Fund, First Eagle Real Estate Debt Fund, First Eagle Tactical Municipal Opportunities Fund, and First Eagle Completion Fund Trust.
*	Hughes Hubbard & Reed LLP provides legal services to a joint venture between a Hughes Hubbard client and private investment funds advised by Napier Park Global Capital. Napier Park is an investment adviser affiliate of the Adviser (through its affiliation with First Eagle) and has its own counsel in respect of the joint venture. Ms. Beinecke, a senior counsel at the firm, has no role or economic interest in the representation. She is not a partner of the firm and will not share in the revenue from this matter, which, in any event, represents only a de minimis percentage of firm revenue. The Board believes that this matter does not impact Ms. Beinecke’s status as an Independent Trustee.

INTERESTED TRUSTEES(1)

Name, Address(2) and Age	Position(s) Held with the Fund	Term of Office(3) and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in the Fund Complex(4) Overseen by Trustee	Other Directorships/ Trusteeships Held by Trustee During Past Five (5) Years
John P. Arnhold (born December 1953)	Trustee	April 2026 to present	Principal, Arnhold LLC; prior to July 2017, Director, First Eagle Investment Management LLC; President, First Eagle Funds; President, First Eagle Variable Funds; Director, FEF Distributors, LLC; prior to March 2016, Co-President and Co-CEO First Eagle Holdings, Inc.; CIO and Chairman, First Eagle Investment Management, LLC; CEO and Chairman, FEF Distributors, LLC	32	Trustee, First Eagle Funds (11 portfolios); Trustee, First Eagle Variable Funds (1 portfolio); Trustee, First Eagle Credit Opportunities Fund; Trustee, First Eagle Real Estate Debt Fund; Trustee, First Eagle Tactical Municipal Opportunities Fund; Trustee, First Eagle Completion Fund Trust (1 portfolio); Trustee, First Eagle ETF Trust (2 portfolios); Diamond Hill Funds; Chairman and Director, Arnhold Ceramics; Director, The Arnhold Foundation; Director, The Mulago Foundation; Director, WNET.org; Trustee Emeritus, Trinity Episcopal Schools Corp.; Trustee, Jazz at Lincoln Center; Life Trustee, International Tennis Hall of Fame; Advisor, Investment Committee of the USTA; Managing Member, New Eagle Holdings Management Company, LLC; Trustee, UC Santa Barbara Foundation; Director, Conservation International; prior to January 2018, Director, First Eagle Amundi; prior to June 2016, Trustee, Vassar College
Mehdi Mahmud (born September 1972)	Trustee	April 2026 to present	President and Chief Executive Officer, First Eagle Investment Management, LLC; President, First Eagle ETF Trust, First Eagle Funds and First Eagle Variable Funds; Chief Executive Officer, First Eagle Alternative Credit, LLC; prior to March 2016, Chairman and Chief Executive Officer, Jennison Associates LLC	32	Trustee, First Eagle Funds (11 portfolios); Trustee, First Eagle Variable Funds (1 portfolio); Trustee, First Eagle Credit Opportunities Fund; Trustee, First Eagle Real Estate Debt Fund; Trustee, First Eagle Tactical Municipal Opportunities Fund; Trustee, First Eagle Completion Fund Trust (1 portfolio); Trustee, First Eagle ETF Trust (2 portfolios); Diamond Hill Funds; Director, First Eagle Amundi; Director, Third Point Reinsurance Ltd.; Director GC Ferry Parent GP, LLC

(1)	Each of Messrs. Arnhold and Mahmud is treated as an Interested Trustee because of the professional roles each holds or has held with First Eagle.
(2)	The address for each Interested Trustee is 325 John H. McConnell Blvd., Suite 200, Columbus, Ohio 43215.
(3)	The term of office of Messrs. Arnhold and Mahmud is indefinite.
(4)	The “Fund Complex” includes the Fund, Diamond Hill Funds, First Eagle ETF Trust, First Eagle Funds, First Eagle Variable Funds, First Eagle Credit Opportunities Fund, First Eagle Real Estate Debt Fund, First Eagle Tactical Municipal Opportunities Fund, and First Eagle Completion Fund Trust.

OFFICERS

Name, Address(1) and Age	Position(s) Held with the Fund	Term of Office(2) and Length of Time Served	Principal Occupation(s) During Past 5 Years
Mehdi Mahmud (born September 1972)	President	Since April 2026	President and Chief Executive Officer, First Eagle Investment Management, LLC; President, First Eagle Variable Funds; President, First Eagle Credit Opportunities Fund; President, First Eagle Real Estate Debt Fund; President, First Eagle Tactical Municipal Opportunities Fund; President, First Eagle Completion Fund Trust; President, First Eagle ETF Trust (2 portfolios); Director, First Eagle Amundi; Chief Executive Officer, First Eagle Alternative Credit, LLC
Michael Luzzatto (born April 1977)	Senior Vice President	Since April 2026	Managing Director, First Eagle Investment Management, LLC; Vice President, FEF Distributors, LLC; Vice President, First Eagle Variable Funds; Vice President, First Eagle Credit Opportunities Fund; Vice President, First Eagle Real Estate Debt Fund; Senior Vice President, First Eagle Tactical Municipal Opportunities Fund; Senior Vice President, First Eagle Completion Fund Trust; Senior Vice President, First Eagle ETF Trust (2 portfolios)
Karen R. Colvin (born April 1966)	Vice President Secretary	Since August 2024	Director-Fund Administration & Sales Support, Diamond Hill Capital Management, Inc., June 2009 to present.

Name, Address(1) and Age	Position(s) Held with the Fund	Term of Office(2) and Length of Time Served	Principal Occupation(s) During Past 5 Years
Brandon Webster (born September 1987)	Chief Financial Officer and Principal Financial Officer	Since April 2026	Managing Director, Head of Fund Administration, First Eagle Investment Management, LLC; Chief Financial Officer, First Eagle Variable Funds; Chief Financial Officer, First Eagle Credit Opportunities Fund; Chief Financial Officer, First Eagle Real Estate Debt Fund; Chief Financial Officer, First Eagle Tactical Municipal Opportunities Fund; Chief Financial Officer, First Eagle Completion Fund Trust; Chief Financial Officer, First Eagle ETF Trust (2 portfolios) prior to July 2024, Director and Deputy Head of Fund Administration, Lord Abbett
Seth Gelman (born August 1975)	Chief Compliance Officer	Since April 2026	Chief Compliance Officer and Managing Director, First Eagle Investment Management, LLC; Chief Compliance Officer, First Eagle Variable Funds; Chief Compliance Officer, First Eagle Credit Opportunities Fund; Chief Compliance Officer, First Eagle Real Estate Debt Fund; Chief Compliance Officer, First Eagle Tactical Municipal Opportunities Fund; Chief Compliance Officer, First Eagle Completion Fund Trust; Chief Compliance Officer, First Eagle ETF Trust (2 portfolios); prior to February 2023, Chief Compliance Officer of Insight Investment North America
Alyssa A. Bentz (born November 1981)	Deputy Chief Compliance Officer Anti-Money Laundering Officer	Since April 2026 Since August 2024	Chief Compliance Officer of Diamond Hill Capital Management Inc., May 2024 to present; Chief Compliance Officer of the Trust August 2024 to April 2026; Chief Compliance Officer, U.S. Bancorp Asset Management, Inc., July 2021 to March 2024; Compliance Manager, U.S. Bancorp Asset Management, Inc., December 2015 to July 2021.
David O’Connor (born February 1966)	General Counsel	Since April 2026	General Counsel and Executive Managing Director, First Eagle Investment Management, LLC; General Counsel, First Eagle Variable Funds; General Counsel, First Eagle Credit Opportunities Fund; General Counsel, First Eagle Real Estate Debt Fund; General Counsel, First Eagle Tactical Municipal Opportunities Fund; General Counsel, First Eagle Completion Fund Trust; General Counsel, First Eagle ETF Trust (2 portfolios); General Counsel, First Eagle Holdings, Inc.; Secretary and General Counsel, FEF Distributors, LLC; Director, First Eagle Amundi; Director, First Eagle Investment Management, Ltd; Senior Vice President and Chief Legal Officer, First Eagle Alternative Credit, LLC
Sheelyn Michael (born September 1971)	Deputy General Counsel	Since April 2026	Deputy General Counsel and Managing Director, First Eagle Investment Management, LLC; Secretary and Deputy General Counsel, First Eagle Variable Funds; Secretary and Deputy General Counsel, First Eagle Credit Opportunities Fund; Secretary and Deputy General Counsel, First Eagle Real Estate Debt Fund; Secretary and Deputy General Counsel, First Eagle Tactical Municipal Opportunities Fund; Secretary and Deputy General Counsel, First Eagle Completion Fund Trust; Secretary and Deputy General Counsel, First Eagle ETF Trust (2 portfolios); Director, First Eagle Investment Management, Ltd
Julie A. Roach (born January 1971)	Treasurer	Since August 2024	Director-Fund Administration, Diamond Hill Capital Management, Inc., September 2017 to present.
Shuang Wu (born May 1990)	Assistant Treasurer	Since April 2026	Director, First Eagle Investment Management, LLC; Treasurer, First Eagle Variable Funds; Treasurer, First Eagle Credit Opportunities Fund; Treasurer, First Eagle Real Estate Debt Fund; Treasurer, First Eagle Tactical Municipal Opportunities Fund; Treasurer, First Eagle Completion Fund Trust; Treasurer, First Eagle ETF Trust (2 portfolios); prior to December 2022, Vice President and Assistant Treasurer, Credit Suisse; prior to December 2020, Manager, PricewaterhouseCoopers

Casey Walker (born October 1985)	Assistant Secretary	Since April 2026	Vice President, First Eagle Investment Management, LLC; Assistant Secretary, First Eagle Funds and First Eagle Variable Funds; Assistant Secretary, First Eagle Credit Opportunities Fund; Assistant Secretary, First Eagle Real Estate Debt Fund; Assistant Secretary, First Eagle Tactical Municipal Opportunities Fund; Assistant Secretary, First Eagle Completion Fund Trust; Assistant Secretary, First Eagle ETF Trust (2 portfolios); Assistant Secretary, First Eagle Global Opportunities Fund

(1)	The address for all officers is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.
(2)	The term of office of each officer is indefinite.

MANAGEMENT OF THE FUND

Organization of the Board

The Chair of the Board is an Independent Trustee, and the Fund has a separate President. The standing committees of the Board are described below.

The organization of the Board in this manner reflects the judgment of the trustees that it is in the interests of the Fund and its shareholders to have an independent member of the Board preside at Board meetings, supervise the Board agenda and otherwise serve as the “lead” Trustee both at meetings and in overseeing the business of the Fund between meetings. It is also the judgment of the Board that there are efficiencies in having working committees responsible for or to assist with specific aspects of the Board’s business.

In reaching these judgments, the Board considered its working experience with both its current and past Board leadership and committee structures, legal requirements under applicable law, including the Company Act, the perceived expectations of shareholders, information available on industry practice generally, the nature of the underlying investment programs, and the relationship between the Fund and its principal service providers. The Board may consider different leadership structures in the future and make changes to these arrangements over time.

The following table describes the standing committees of the Board of Trustees of the Fund.

Committee Name	Members	Function(s)	Number of Committee Meetings in the Last Fiscal Year(1)
Audit Committee	Peter W. Davidson Jean D. Hamilton William M. Kelly Paul J. Lawler (Chair) Mandakini Puri	Reviews the contract between the Fund and its independent registered public accounting firm (in this regard, assists the Board in selecting the independent registered public accounting firm and is responsible for overseeing that firm’s compensation and performance); oversees the audit process, including audit plans; oversees the Fund’s accounting and financial reporting policies, procedures and internal controls and acts as liaison to the independent registered public accounting firm; reviews financial statements contained in reports to regulators and shareholders with fund management and the independent registered public accounting firm; reviews and, as appropriate, approves in advance non-audit services provided by the independent registered public accounting firm to the Fund, the Adviser, and, in certain cases, other affiliates of the Fund.	N/A
Nominating and Governance Committee	Candace K. Beinecke (Chair) Peter W. Davidson Mandakini Puri	Nominates new Independent Trustees of the Fund. (The Nominating and Governance Committee does not consider shareholder recommendations.) Considers various matters relating to the governance and operations of the Board of Trustees, including committee structure and Trustee compensation. Additionally, the Nominating and Governance Committee includes a sub-committee responsible for administering the Trustees’ deferred compensation plan.	N/A
Board Valuation, Liquidity and Allocations Committee	Candace K. Beinecke John P. Arnhold Jean D. Hamilton (Chair) William M. Kelly Scott Sleyster

Monitors the execution of the valuation procedures, makes certain determinations in accordance with such procedures, and assists the Board in its oversight of the valuation of the Fund’s securities by the Adviser; reviews and approves recommendations by the Adviser for changes to the Fund’s valuation policies for submission to the Board for its approval; reviews the Adviser’s quarterly presentations on valuation; oversees the implementation of the Fund’s valuation policies by the Adviser; and monitors various matters associated with the Fund’s liquidity risk management program.

N/A

(1)	The Committees as described were formed for the Fund upon the closing of the Transaction and the election of the Trustees and Committee Chairs. The prior Board of Trustees’ Audit Committee and Nominating and Governance Committee each met two times in the last fiscal year.

The Board of Trustees considers these to be its primary working committees but also organizes additional special or ad hoc committees of the Board from time to time. There currently are two such additional committees, one (as a sub-committee of the Nominating and Governance Committee) responsible for administering the Trustees’ deferred compensation plan, the other responsible for making various determinations as to the insurance policies maintained for the Fund and its Trustees and officers. Ms. Beinecke and Ms. Hamilton are currently the sole Trustees who serve on these additional committees.

Board Oversight of Risk Management

The Fund is subject to a number of risks, including investment, compliance, operational, and financial risks, among others. Risk oversight forms part of the Board’s general oversight of the Fund and is addressed as part of various Board and committee activities. Day-to-day risk management with respect to the Fund resides with the Adviser or other service providers, subject to supervision by the Adviser. The Board oversees efforts by management and service providers to manage the risks to which the Fund may be exposed. For example, the Board meets with portfolio managers and receives regular reports regarding investment risk. The Board meets with the Fund’s chief compliance officer and receives regular reports regarding compliance and regulatory risks. In addition, the Board meets with the chief compliance officer in executive session on a quarterly basis. The Audit Committee meets with the Fund’s Chief Financial Officer and/or Treasurer and receives regular reports regarding fund operations and risks related to the valuation, liquidity, and overall financial reporting of the Fund. From its review of these reports and discussions with management, the Board learns about the material risks to which the Fund are exposed, enabling a dialogue about how management and service providers manage and mitigate those risks.

Not all risks that may affect the Fund can be identified nor can controls be developed to eliminate or mitigate their occurrence or effects. It may not be practical or cost effective to eliminate or mitigate certain risks, the processes and controls employed to address certain risks may be limited in their effectiveness, and some risks are simply beyond the reasonable control of the Fund or the Adviser, its affiliates or other service providers. Moreover, it is necessary to bear certain risks (such as investment-related risks) to achieve the Fund’s goals. As a result of the foregoing and other factors, the Fund’s ability to manage risk is subject to substantial limitations. The trustees believe that their current oversight approach is an appropriate way to manage risks facing the Fund, whether investment, compliance, financial, or otherwise. The Board may, at any time in their discretion, change the manner in which they conduct risk oversight of the Fund.

Trustee Qualifications

All trustees are expected to demonstrate various personal characteristics appropriate to their position, such as integrity and the exercise of professional care and business judgment. All trustees also are expected to meet the necessary time commitments for service on the Board. The Board then generally views each trustee’s appointment or nomination in the context of the Board’s overall composition and diversity of backgrounds and considers each trustee’s individual professional experience and service on other boards of directors, as well as his or her current and prior roles (such as committee service) on the Board. The following summarizes the experience and qualifications of the Trustees.

The following summarizes the experience and qualifications of the Trustees (with references to committee assignments referring to a Trustee’s role on committees of the boards of trustees for all Diamond Hill Funds and First Eagle trusts overseen by a Trustee):

Mr. John Arnhold. Mr. Arnhold has significant executive and investment management experience. He previously was President of the First Eagle Funds and Chief Investment Officer of First Eagle Investment Management, LLC, the investment adviser to the First Eagle Funds. Mr. Arnhold serves on the boards of various charitable and educational institutions. Mr. Arnhold serves on the Board Valuation, Liquidity and Allocations Committee and was previously the Chairman of the board of trustees of the First Eagle Funds.

Ms. Candace Beinecke. Ms. Beinecke has significant executive and business advisory experience. She is Senior Counsel, and previously was the Senior Partner and the CEO and Chair, of Hughes Hubbard & Reed LLP, an international law firm. Ms. Beinecke also serves on the board of a major public real estate investment trust, and has served as a long standing member of the boards of a public international industrial firm and a major public media company. Ms. Beinecke also serves and has served on the board of major charitable organizations. Ms. Beinecke serves as Chair of the board of trustees, as Chair of the board’s Nominating and Governance Committee, as a member of the Board Valuation, Liquidity and Allocations Committee and as a member of two specialized board committees (one of which is a sub-committee of the Nominating and Governance Committee).

Mr. Peter Davidson. Mr. Davidson has significant executive and investment management experience. He is the Chief Executive Officer of Aligned Climate Capital LLC, a U.S. registered investment adviser that focuses on investments in climate infrastructure projects. Mr. Davidson previously served as a director of Envision Solar International, Inc., a sustainable technology innovation company based in San Diego, California. Mr. Davidson also previously served as an adjunct professor at Columbia University’s School of International and Political Affairs. In May 2013, Mr. Davidson was appointed by President Obama to serve as the executive director of the Loan Program Office at the U.S. Department of Energy, a position he held until June 2015. He serves on the Nominating and Governance Committee and the Audit Committee.

Ms. Jean Hamilton. Ms. Hamilton has significant professional and leadership experience in the financial services industry. Currently engaged as a private investor and consultant, she previously held a number of senior executive positions with Prudential Financial, Inc. Ms. Hamilton also serves on the boards of various charitable institutions. Prior to May 2022, Ms. Hamilton served on the board of an international reinsurance firm. Ms. Hamilton serves on the Audit Committee, as Chair of the Board Valuation, Liquidity and Allocations Committee and on two specialized board committees (one of which is a sub-committee of the Nominating and Governance Committee).

Mr. William Kelly. Mr. Kelly has significant professional and leadership experience in the financial services industry, with an emphasis on the asset management sector. Currently engaged as a private investor and consultant, he previously was president of the investment management firm of Lingold & Associates. Mr. Kelly has served on the boards of various academic and charitable institutions. Mr. Kelly serves on the Audit Committee and the Board Valuation, Liquidity and Allocations Committee.

Mr. Paul Lawler. Mr. Lawler has significant portfolio management experience as an institutional investment manager. Currently engaged as a private investor and consultant, he previously served as chief investment officer for the W.K. Kellogg Foundation and in senior investment roles at other prominent not-for-profit organizations. Mr. Lawler also serves on the board of a registered investment company advised by affiliates of Blackstone Inc. and on boards of various charitable institutions. Mr. Lawler serves as Chair of the Board’s Audit Committee.

Mr. Mehdi Mahmud. Mr. Mahmud has significant executive and investment management experience. Currently, Mr. Mahmud serves as the President and Chief Executive Officer of First Eagle Investment Management, LLC, Chief Executive Officer of First Eagle Alternative Credit, LLC and President of First Eagle ETF Trust, First Eagle Funds, First Eagle Variable Funds and First Eagle Credit Opportunities Fund. Prior to that, Mr. Mahmud was Chief Executive Officer and Chairman of the Board of Directors of Jennison Associates LLC. Prior to these roles, he held several senior management positions at Jennison relating to product and business strategy, investment supervision of the firm’s value, small-cap, opportunistic and income-equity capabilities, and oversight of key support areas including institutional, retail and sub-advisory client activities. He has also served in a variety of investment management roles at JP Morgan Investment Management and Credit Suisse Asset Management.

Ms. Mandakini Puri. Ms. Puri has significant executive and investment management experience. Currently an independent consultant and private investor, she serves on the boards of two NYSE-listed real estate investment trusts, and two non-profit organizations. Prior to 2018, Ms. Puri served on the board of a global provider of reinsurance and asset management services. From 2011 to May 2013, she was a Managing Director and Co-Head of BlackRock Private Equity. Prior to that, Ms. Puri was a Senior Vice President at Merrill Lynch until July 2009, where she co-founded Merrill Lynch’s private equity business in 1994 and was its Chief Investment Officer. Ms. Puri serves on the Audit Committee and Nominating and Governance Committee.

Mr. Scott Sleyster. Mr. Sleyster has significant executive and investment management experience. Currently, Mr. Sleyster is retired. Prior to February 2025, Mr. Sleyster served as an Executive Vice President and head of Market Competitiveness for Prudential Financial and serves on the board of directors of North Star Academy and serves as a trustee of the Princeton Theological Seminary. Mr. Sleyster previously served as a member of Columbia University’s Climate Board of Advisors. Mr. Sleyster also previously served as Chief Investment Officer, portfolio manager at Prudential. He also served as head of the Full-Service Retirement business, and chief financial officer for the Employee Benefits Division. Additionally, he has held roles in Prudential’s Treasury, Derivatives, and Investment Management units. Mr. Sleyster serves on the Board Valuation, Liquidity and Allocations Committee.

Each Independent Trustee also was nominated based in part on his or her status as a person who is not an “interested person” of the Fund as defined in the Investment Company Act. Descriptions of Trustee experience should not be taken to suggest that any Trustee is expert in a particular subject.

Trustee Emeritus

The Board has created a position of Trustee Emeritus, whereby a Trustee, in the sole discretion of the Board, may serve as Trustee Emeritus.

A Trustee Emeritus receives compensation and will be reimbursed for any expenses incurred in connection with their service, including expenses of travel and lodging incurred in attendance at Board meetings. A Trustee Emeritus will receive relevant materials concerning the Fund, will be invited to attend regularly scheduled quarterly meetings of the Board each year and will be available to consult with the Committees or its representatives at reasonable times upon request. A Trustee Emeritus does not have any voting rights at Board meetings, is not considered to be a Trustee under either the Company Act or state law and is not subject to election by shareholders of the Fund. By establishing the position of a Trustee Emeritus, the Board does not intend to establish an “advisory board” or similar body that meets separately from the Board or that has any specific roles or responsibilities as a body. Each Trustee Emeritus is expected to serve in his or her position for approximately 18 months (so with a term ending in October 2027).

The following summarizes the experience and qualifications of the Trustee Emeritus positions created as a result of the Transaction and held by certain former Board members:

Tamara L. Fagely. Ms. Fagely was a business executive for a large mutual fund complex for over 20 years leading back-office operations that included administration, fund accounting, financial reporting, transfer agent, and technology. Her experience included roles as Treasurer, Chief Financial Officer, and Chief Operations Officer. In addition, Ms. Fagely has management experience in broker/dealer operations and as an audit manager conducting audits of financial service organizations and mutual funds. Ms. Fagely currently serves on the boards of other registered investment companies. Ms. Fagely brings a detailed knowledge of the mutual fund industry and financial expertise to the Board.

Jody T. Foster. Ms. Foster is the founder and has been the Chief Executive Officer of Symphony Consulting since 2010. She has overseen the development and launch of a variety of investment product offerings. Her experience includes roles as Research Analyst, International Research Manager, Director and Chief Operating Officer. In addition, Ms. Foster has management experience in finance, risk management and accounting. Ms. Foster currently serves on the boards of other registered investment companies. Ms. Foster brings a detailed knowledge of investment management, mutual fund industry and financial expertise to the Board.

John T. Kelly-Jones. Mr. Kelly-Jones has more than 20 years’ experience in the investment management industry. Mr. Kelly-Jones was a founding partner, Chief Operations Officer and Chief Compliance Officer of Independent Franchise Partners, LLP (“IFP”), a registered investment adviser, overseeing all operational functions and establishing four funds of different structures. Mr. Kelly-Jones also previously served on the board of one of IFP’s Irish variable capital funds and of one U.S. private investment fund. In addition, he served in various roles and capacities at Morgan Stanley Asset Management, London from September 2002 through June 2009. His experience included working with mutual fund firms and investment advisers. Mr. Kelly-Jones exhibits excellent communication skills, as well as an ability to work effectively with others. Finally, Mr. Kelly-Jones brings a diversity of viewpoint, background and experience to the Board.

Shareholder Communications

The Board believes that it is important for shareholders to have a process to send communications to the Board. A shareholder of the Fund wishing to communicate with the Board may do so in writing, signed by the shareholder and setting forth: (a) the name and address of the shareholder; (b) the number of shares owned by the shareholder; (c) the Fund or Funds in which the shareholder owns shares; and (d) if the shares are owned indirectly through a broker or other record owner, the name of the broker or other record owner. These communications should be addressed as follows: Secretary, Diamond Hill Funds, 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.

The Secretary of the Fund is responsible for collecting, reviewing, and organizing all properly submitted shareholder communications. With respect to each properly-submitted shareholder communication, the Secretary, in most instances, either will: (i) provide a copy of the communication to the appropriate Committee of the Board or to the full Board at the Committee’s or Board’s next regularly-scheduled meeting; or (ii) if the Secretary determines that the communication requires more immediate attention, forward the communication to the appropriate Committee of the Board or to the full Board promptly after receipt.

The Secretary, in good faith, may determine that a shareholder communication should not be provided to the appropriate Committee of the Board or to the full Board because the communication: (i) does not reasonably relate to the Fund or the Fund’s operations, management, activities, policies, service providers, Board, or one of the Committees of the Board, officers, or shareholders, or other matters relating to an investment in the Fund; or (ii) is ministerial in nature (such as a request for Fund literature, share data, or financial information). The Board may modify this policy in the future.

Compensation of the Trustees and Officers

While currently under review in light of the Transaction, the following describes an indicative compensation structure for Trustees of the Fund who are not Interested Trustees in respect of the Fund and each of the following trusts: Diamond Hill Funds, First Eagle Funds, First Eagle Variable Funds, First Eagle Credit Opportunities Fund, First Eagle Real Estate Debt Fund, First Eagle Tactical Municipal Opportunities Fund, First Eagle Completion Fund Trust and First Eagle ETF Trust (the “Fund Complex”) collectively provide for Trustee compensation as an annual fee of $230,000 and a fee of $12,000 for each in-person Board meeting and $1,000 (subject to the discretion of the Chair) for each meeting (other than a regularly scheduled meeting) of the Fund’s Board of Trustees, provided that such meeting involves Trustee approval matters. Members of each of the Audit Committee and the Board Valuation, Liquidity and Allocations Committee are paid a fee of $10,000 for each meeting they attend. Members of other committees may be paid a fee of $3,500 for each meeting they attend. An executive session held on a separate day from a Board meeting is considered a separate in-person meeting for fee purposes. The chair of any ad hoc committee formed for the purpose of considering insurance matters is paid a fee of $10,000 per year. The Chair of the Board of Trustees receives an additional annual fee of $175,000 for serving in that position. The Chairs of the Board Valuation, Liquidity and Allocations Committee and Audit Committee receive an additional annual fee of $50,000 and the Chair of the Nominating and Governance Committee receives an additional annual fee of $25,000. Such fees are allocated, generally, across the Fund Complex on a pro rata basis in relationship to their relative net assets. There also will be further reviews of compensation and the allocation of the same over the course of 2026 intended in part to fully integrate Trustee compensation relating to the Diamond Hill Funds and the First Eagle fund trusts. Each Trustee is reimbursed by the Fund for any expenses they may incur by reason of attending such meetings or in connection with services they may perform for the Fund. During the 12 months ended October 31, 2025, an aggregate of $2,794,806 was paid, accrued or owed for Trustees’ fees and expenses by the Fund Complex (for this purpose excluding the Diamond Hill Funds and the Fund, given the current Trustees did not assume their roles with the Diamond Hill Funds and the Fund until 2026). During the fiscal year ended December 31, 2025, an aggregate of $692,000 was paid, accrued or owed for trustee fees by the Fund for the previous trustees under a different compensation structure.

The following table sets forth information regarding trustee compensation paid by the Fund for the fiscal year ended December 31, 2025, and by the Fund Complex of which the Fund is a part for the fiscal year ended October 31, 2025. Officers of the Fund and Interested Trustees do not receive any compensation from the Fund or any other fund in the Fund Complex. The Fund does not maintain a retirement plan for its trustees.

Name of Person, Position	Aggregate Compensation Paid from Registrant	Total Compensation Paid or Owed from Fund Complex Paid to Trustee(2)
John P. Arnhold, Trustee	N/A(1)	N/A(1)
Candace K. Beinecke, Trustee	N/A(3)	$528,250
Peter W. Davidson, Trustee	N/A(3)	$307,750
Jean D. Hamilton, Trustee	N/A(3)	$427,000
William M. Kelly, Trustee	N/A(3)	$354,250
Paul J. Lawler, Trustee	N/A(3)	$363,000
Mehdi Mahmud, Trustee	N/A(1)	N/A(1)
Mandakini Puri, Trustee	N/A(3)	$314,250
Scott Sleyster, Trustee	N/A(3)	$218,500
Tamara L. Fagely(4)(former Trustee)	$155,000	$165,000
Jody T. Foster(4)(former Trustee)	$140,000	$150,000
John T. Kelly-Jones(4)(former Trustee)	$137,000	$147,000
Anthony J. Ghoston(4)(former Trustee)	$130,000	$130,000
Nancy M. Morris(4)(former Trustee)	$130,000	$130,000

(1)	Interested Trustees are not compensated by the Fund for their services
(2)	The “Fund Complex” includes the Fund, Diamond Hill Funds, First Eagle ETF Trust, First Eagle Funds, First Eagle Variable Funds, First Eagle Credit Opportunities Fund, First Eagle Real Estate Debt Fund, First Eagle Tactical Municipal Opportunities Fund, and First Eagle Completion Fund Trust.
(3)	Trustee has not previously served on the Board, and therefore, has not yet received compensation from the Fund.
(4)	The trustee was compensated for their services by the Adviser under the Administration and Transfer Agency Agreement and as part of the Administrative Agreement for the Diamond Hill Funds. Ms. Fagely, Ms. Foster, Mr. Kelly-Jones, Mr. Ghoston and Ms. Morris resigned from the Board at the close of the Transaction. Ms. Fagely, Ms. Foster and Mr. Kelly-Jones are serving on the Board as an Emeritus Trustee.

Deferred Compensation

In addition to the compensation detailed above, each eligible Trustee may elect to defer a portion of his or her compensation from the Fund Complex. Such amounts grow or decline as if invested in one or more funds in the Fund Complex, as selected by the Trustee. Currently, only those Trustees listed below have elected to defer a portion of their Trustee compensation under this program. As of October 31, 2025, the approximate value of such deferred compensation the Trustees have elected to defer under this program from the Fund Complex is listed below. No amounts have yet been allocated to the Fund.

Name of Trustee	Total Deferred Compensation
Candace K. Beinecke	$8,766,794
Peter W. Davidson	$970,452
Jean Hamilton	$7,095,803
William M. Kelly	$2,353,939
Paul J. Lawler	$2,448,628
Mandakini Puri	$1,236,790
Scott Sleyster	$-0-

Ownership of Fund Shares by the Trustee

The following table sets forth information as of December 31, 2025 regarding ownership by the Trustees of equity securities of the Fund or any other fund in the Fund Complex for which each is also a director or trustee. Dollar ranges of ownership are indicated as follows: A = None; B = $1 to $10,000; C = $10,001 to $50,000; D = $50,001 to $100,000; E = over $100,000.

INDEPENDENT TRUSTEES

Dollar Range of Equity Securities in the Fund
Name of Trustee	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies
Candace K. Beinecke	A	A
Peter W. Davidson	A	A
Jean Hamilton	A	A
William M. Kelly	A	A
Paul J. Lawler	A	A
Mandakini Puri	A	A
Scott Sleyster	A	A

INTERESTED TRUSTEES

Dollar Range of Equity Securities in the Fund
Name of Trustee	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies
John P. Arnhold	A	A
Mehdi Mahmud	A	A

Name of Trustee	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in the Fund Complex
Candace K. Beinecke	E
Peter W. Davidson	A
Jean Hamilton	E
William M. Kelly	E
Paul J. Lawler	E
Mandakini Puri	A
Scott Sleyster	A
John P. Arnhold	E
Mehdi Mahmud	E

The DISTRIBUTOR section beginning on page 60 is deleted in its entirety and replaced with the following information:

Foreside Financial Services, LLC, a wholly owned subsidiary of Foreside Financial Group, LLC (dba ACA Group) located at 190 Middle Street, Suite 301, Portland, ME 04101 (the “Distributor”), is the Fund’s principal underwriter and exclusive agent for distribution of the Fund’s Shares. The Distributor continually distributes Shares of the Fund on a best efforts basis. The Distributor has no obligation to sell any specific quantity of Fund Shares. The Distributor and its officers have no role in determining the investment policies or which securities are to be purchased or sold by the Fund. The Distributor does not receive compensation from the Fund for its Distribution services. The Adviser pays the Distributor a fee for certain distribution-related services. The Adviser is part of the First Eagle organization, in which private equity funds managed by Genstar hold a majority economic interest. Genstar accounts also own the majority interests in the Distributor and ACA Group. Accordingly, the Distributor and the Adviser are affiliated persons of each other and subject to potential conflicts of interest through those relationships, which also may present conflicts of interest of the Fund.

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